UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2017

OPTINOSE, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-38241	42-1771610
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1020 Stony Hill Road, Suite 300

Yardley, Pennsylvania 19067

(Address of principal executive offices and zip code)

(267) 364-3500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

OptiNose, Inc. (the “Company”), through its wholly-owned subsidiary, has entered into employment agreements with each of Peter K. Miller, Dr. Ramy A. Mahmoud, Thomas E. Gibbs, Keith A. Goldan and Michael F. Marino (each, an “Executive Employment Agreement” and, collectively, the “Executive Employment Agreements”), effective as of the closing of the Company’s initial public offering of shares of its common stock (the “IPO”) on October 17, 2017.

The Executive Employment Agreements provide for annual base salaries at the same rates as in effect for the executives prior to the IPO, as more fully described in the Executive Employment Agreements attached as exhibits hereto. These salaries will be reviewed periodically by the Company’s board of directors or compensation committee. The Executive Employment Agreements also provide that the executive is eligible to participate in the Company’s short-term and long-term incentive programs, including equity compensation programs. Each executive is also eligible to receive an annual cash bonus at the discretion of the Company’s board of directors or compensation committee and contingent upon attainment of certain company milestones and/or individual objectives, as determined by the Company’s board of directors or compensation committee, with target annual cash bonuses at the same rates as in effect for the executives prior to the IPO, as more fully described in the Executive Employment Agreements attached as exhibits hereto. These target bonuses will be reviewed periodically by the Company’s board of directors or compensation committee. Each executive is also eligible to receive annual equity awards based on the Company’s and the executive’s actual performance, as determined by the Company’s board of directors or compensation committee in its sole discretion. Dr. Mahmoud’s Executive Employment Agreement also provides that the Company will pay the premiums for a term life insurance policy for him that has a death benefit equal to approximately $3.0 million.

The Executive Employment Agreements provide that if an executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (as each such term is defined in the Executive Employment Agreements), then the executive will receive the following severance benefits, subject to his execution and non-revocation of a release of claims and compliance with the restrictive covenants set forth in the Executive Employment Agreement:

•                  twelve months (for Mr. Miller and Dr. Mahmoud) or nine months (for each of Messrs. Gibbs, Goldan and Marino) of base salary continuation; and

•                  provided the executive and his eligible dependents timely elect to continue health care coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), continued participation by the executive and his eligible dependents in the Company’s standard group medical, vision and dental plans on substantially the same terms as such benefits are provided to employees, and reimbursement by the Company of the monthly premiums paid by the executive for the executive and his eligible dependents for twelve months (for Mr. Miller and Dr. Mahmoud) or nine months (for each of Messrs. Gibbs, Goldan and Marino) or, if earlier, until the date the executive is no longer eligible to receive COBRA continuation coverage.

The Executive Employment Agreements provide that if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in each case, within twelve months after a “change in control” (as defined in the Company’s 2010 Stock Incentive Plan, as amended and restated), then the executive will receive the following severance benefits, subject to his execution and non-revocation of a release of claims and compliance with the restrictive covenants set forth in the Executive Employment Agreement:

•                  an amount equal to 150% (for Mr. Miller), 125% (for Dr. Mahmoud) or 100% (for each of Messrs. Gibbs, Goldan and Marino) of the executive’s base salary at the rate in effect on his date of termination, payable in a single lump sum cash payment;

•                  provided the executive and his eligible dependents timely elect to continue health care coverage under COBRA, continued participation by the executive and his eligible dependents in the Company’s standard group medical, vision and dental plans on substantially the same terms as such benefits are provided to employees, and reimbursement by the Company of the monthly premiums paid by the executive on behalf of the executive and his eligible dependents for eighteen months (for Mr. Miller), fifteen months (for Dr. Mahmoud) or twelve months (for each of Messrs. Gibbs, Goldan and Marino) or, if earlier, until the date the executive is no longer eligible to receive COBRA continuation coverage; and

•                  all of the executive’s then-outstanding equity awards granted to the executive by the Company will become immediately vested.

The Executive Employment Agreements contain restrictive covenants relating to non-disclosure of confidential information, mutual non-disparagement, assignment of inventions, and non-competition that run for twelve months (for Mr. Miller and Dr. Mahmoud) or nine months (for each of Messrs. Gibbs, Goldan and Marino) following the executive’s termination of employment for any reason, and non-solicitation of employees, customers and suppliers that run for twelve months (for Mr. Miller and Dr. Mahmoud) or nine months (for each of Messrs. Gibbs, Goldan and Marino) following the executive’s termination of employment for any reason.

The foregoing description of the Executive Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Executive Employment Agreements, copies of which are filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

On October 12, 2017, Mr. Miller, Dr. Mahmoud, Mr. Gibbs, Mr. Goldan and Mr. Marino received stock options to purchase 259,911, 202,153, 72,197, 72,197 and 86,637 shares of the Company’s common stock, respectively. These stock options have a per share exercise price equal to $16.00 per share, which is the IPO price, and vest over a four-year period, with 25% of the options vesting on the one-year anniversary of the grant date and the rest vesting in equal monthly installments over the remaining three-year period.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Fourth Amended and Restated Certificate of Incorporation

On October 17, 2017, the Company filed its Fourth Amended and Restated Certificate of Incorporation (the “Amended Certificate”) with the Secretary of State of the State of Delaware in connection with the closing of the IPO. The Board of Directors of the Company (the “Board”) and the Company’s stockholders previously approved the Amended Certificate, to be effective immediately following the closing of the IPO. The Amended Certificate became effective on October 17, 2017.

The Amended Certificate amends and restates the Company’s previous certificate of incorporation in its entirety to, among other things: (i) increase the authorized number of shares of common stock to 200,000,000 shares, (ii) eliminate all references to the previously existing series of preferred stock; (iii) authorize 5,000,000 shares of undesignated preferred stock that may be issued from time to time by the Board in one or more series; (iv) provide for classification of the Board, with the Board consisting of three classes with staggered, three-year terms; (v) prohibit, subject to Avista Capital Partners’ (“Avista”) director nomination rights, stockholders from filling any vacancy occurring on the Board; (vi) prohibit, after Avista ceases to hold a majority of the outstanding shares of the Company’s common stock, stockholder action by written consent in lieu of a meeting; (vii) require the approval of at least 66 2/3% of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon to amend certain provisions of the Amended Certificate; (viii) designate the Court of Chancery of the State of Delaware as the exclusive forum for certain legal actions and proceedings against the Company; and (ix) elect not to be governed by Section 203 of the Delaware General Corporation Law until such time that Avista ceases to own 15% or more of the Company’s capital stock. The Amended Certificate does, however, contain a provision that generally mirrors Section 203 of the Delaware General Corporation Law, except that it excludes Avista and its affiliates from the definition of “interested stockholder.”

The foregoing description of the Amended Certificate is qualified by reference to the Amended Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Amended and Restated Bylaws

Effective as of October 17, 2017, the Company adopted amended and restated bylaws (the “Restated Bylaws”) in connection with the closing of the IPO. The Board and the Company’s stockholders previously approved the Restated Bylaws, to be effective immediately following the closing of the IPO.

The Restated Bylaws amended and restated the Company’s previous bylaws in their entirety to, among other things: (i) establish procedures, including advance notice provisions, relating to the presentation of stockholder proposals and director nominations at stockholder meetings; (ii) provide for the indemnification of directors and officers of the Company; (iii) require the approval of a majority of directors then in office or at least 66 2/3% of the Company’s outstanding common stock to amend the Restated Bylaws; and (iv) conform to the amended provisions of the Amended Certificate.

The foregoing description of the Restated Bylaws in qualified by reference to the Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 8.01. Other Events

On October 17, 2017, the Company completed its IPO of 8,625,000 shares of its common stock at a price to the public of $16.00 per share, which includes the exercise in full by the underwriters of their option to purchase 1,125,000 shares of the Company’s common stock. As a result of the issuance of 8,625,000 shares of common stock in the IPO, the Company has 37,761,273 shares of common stock outstanding on the date hereof.

Item 9.01 Financial Statements and Exhibits.

(d)              Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document
3.1	Fourth Amended and Restated Certificate of Incorporation of OptiNose, Inc.
3.2	Amended and Restated Bylaws of OptiNose, Inc.
10.1	Employment Agreement, dated October 12, 2017, between OptiNose US, Inc. and Peter K. Miller.
10.2	Employment Agreement, dated October 12, 2017, between OptiNose US, Inc. and Ramy A. Mahmoud.
10.3	Employment Agreement, dated October 12, 2017, between OptiNose US, Inc. and Thomas E. Gibbs.
10.4	Employment Agreement, dated October 12, 2017, between OptiNose US, Inc. and Keith A. Goldan.
10.5	Employment Agreement, dated October 12, 2017, between OptiNose US, Inc. and Michael F. Marino.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OptiNose, Inc.

By:	/s/ Keith A. Goldan
Keith A. Goldan
Chief Financial Officer

Date: October 18, 2017